Exhibit 99.1

300 Throckmorton Street Fort Worth, TX 76102

Jeff Handelman To Join KMG as Senior Vice President Electronic Chemicals

FORT WORTH, Texas—(GLOBE NEWSWIRE)—February 23, 2017—KMG (NYSE: KMG), a global provider of specialty chemicals, today announced that Jeff Handelman will join KMG’s executive team on March 13, 2017 as Senior Vice President responsible for KMG’s global electronic chemicals business. Handelman will replace Andrew Lau, who has resigned to pursue other opportunities.

“Andrew played a key role in the growth of KMG’s electronic chemicals business over the past several years, guiding this business through a period of integration and our global expansion. On behalf of the board and management team, I thank Andrew for his contributions and wish him the best in his future endeavors,” said Chris Fraser, KMG Chairman and CEO.

“We are pleased to announce that Jeff Handelman will join KMG as Senior Vice President Electronic Chemicals,” Fraser continued. “Jeff is a seasoned executive with extensive industry experience and a proven track record of successfully leading global semiconductor materials companies. As KMG continues to expand on a global scale, Jeff’s leadership, strategic focus and deep industry expertise will be instrumental to the continued success of our electronic chemicals business.”

Most recently, Handelman was Executive Vice President, Process Materials at Versum Materials, a leading electronic materials supplier to the semiconductor industry. Versum Materials was spun off from Air Products and Chemicals electronic materials division in September 2016. At Air Products, Handelman held positions of increasing responsibility, including Wet Process Chemical General Manager and Vice President, Global Sales for the firm’s electronics business. Prior to joining Air Products, Handelman held various business management and strategic development positions at Ashland Chemical and Koch Industries.

Mr. Handelman holds a Bachelor of Science in Economics and Business from Northern Illinois University and a Masters in Market-Based Management from Kansas University.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Investor Relations

Eric Glover, 817-761-6006

eglover@kmgchemicals.com

Phone: 817.761.6100 ● Fax: 817.761.6001

www.kmgchemicals.com ● NYSE: KMG